Exhibit 99.1

Onity Group Inc.

ONITY GROUP ANNOUNCES STRATEGIC RELATIONSHIP WITH FINANCE OF AMERICA REVERSE

PHH Mortgage to sell reverse mortgage assets and enter into subservicing agreement, repositioning its participation in the reverse market

Estimated net proceeds to be approximately $100 to $110 million

West Palm Beach, FL – (November 18, 2025) – Onity Group Inc. (NYSE: ONIT) (“Onity” or the “Company”) today announced that its subsidiary, PHH Mortgage Corporation (“PHH”), has entered into a strategic relationship with Finance of America Reverse (“FAR”) to reposition its participation in the reverse mortgage market as a subservicer, asset manager, and reseller of certain FAR products. PHH and FAR have entered into multiple agreements to initiate the relationship.

PHH has agreed to sell reverse mortgage servicing rights (“MSRs”) comprised of approximately 40,000 Ginnie Mae home equity conversion mortgage (“HECM”) loans with an unpaid principal balance of $9.6 billion as of September 30, 2025. PHH will become the subservicer for the reverse MSRs sold to FAR under a three-year subservicing agreement. FAR has also committed to a minimum volume of new subservicing over the term of the subservicing agreement.

At closing, FAR will acquire PHH’s pipeline of reverse mortgage loans and expects to assume some of PHH’s US-based reverse originations employees. Upon closing, PHH will no longer originate reverse mortgage loans but will continue securitizations of reverse mortgage buy-out loans. PHH and FAR have also agreed to work together to offer FAR’s second-lien reverse mortgage product to PHH’s eligible forward mortgage customers.

The net proceeds from the transaction and related adjustments are estimated to be $100 to $110 million, subject to change based on the closing date asset balances. The transaction is expected to close in the first quarter of 2026 and is subject to regulatory approval and customary closing conditions.

“We are pleased to announce our partnership with Finance of America Reverse, a strategic step that we believe will simplify our business and enable us to concentrate our resources on maximizing the growth and earnings of forward originations and recapture, as well as our commercial and reverse subservicing activities,” said Glen A. Messina, Chair, President and CEO of Onity. “We look forward to working with FAR to successfully close this transaction and expand our partnership. We are committed to creating a smooth transition for our employees and believe that FAR will benefit from our team’s passion and expertise in the reverse originations business.”

The Company presently intends to use the net proceeds after closing to support growth, reduce debt, and explore a share repurchase program consistent with its growth and capital structure objectives. The Company also presently expects the transaction to be accretive to earnings and returns over the term of the subservicing agreement, net of transaction costs and including the earnings benefit associated with redeploying the proceeds from the sale of reverse MSRs.

The Company expects the following additional benefits of the transaction:

●	Establishes a significant subservicing relationship with FAR, a reverse mortgage market leader

●	Eliminates reverse HECM assets and HMBS liabilities to simplify the Company’s balance sheet and business model for investors

●	Strengthens certain financial metrics such as liquidity and capital ratio

●	Enables increased focus on markets, products and services that demonstrate more substantial growth and earnings potential, including forward originations and recapture, the Company’s recently launched FlexIQ (non-agency) product suite, as well as commercial and reverse subservicing

About Onity Group

Onity Group Inc. (NYSE: ONIT) is a leading non-bank financial services company providing mortgage servicing and originations solutions through its primary brands, PHH Mortgage and Liberty Reverse Mortgage. PHH Mortgage is one of the largest servicers in the country, focused on delivering a variety of servicing and lending programs to consumers and business clients. Liberty is one of the nation’s largest reverse mortgage lenders dedicated to providing loans that help customers meet their personal and financial needs. We are headquartered in West Palm Beach, Florida, with offices and operations in the United States, the U.S. Virgin Islands, India and the Philippines, and have been serving our customers since 1988. For additional information, please visit onitygroup.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by a reference to a future period or by the use of forward-looking terminology. Forward-looking statements are typically identified by words such as “expect”, “believe”, “foresee”, “anticipate”, “intend”, “estimate”, “goal”, “strategy”, “plan” “target” and “project” or conditional verbs such as “will”, “may”, “should”, “could” or “would” or the negative of these terms, although not all forward-looking statements contain these words, and includes statements in this press release regarding the amount of net proceeds expected from the transaction, the expected timing of closing, the future of Onity’s relationship with FAR, Onity’s plans to redeploy capital and explore share repurchases, and the expected financial, operational and strategic benefits of the transaction. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Readers should bear these factors in mind when considering such statements and should not place undue reliance on such statements.

Forward-looking statements involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the timing of the receipt of required regulatory approvals (or failure to receive such approvals), the amount of assets transferred at closing, the nature and amount of post-closing adjustments, future payments related to indemnification obligations, the reaction of customers, contractual counterparties and others to the transaction, FAR’s future strategic decisions and performance, Onity’s future liquidity needs, changes in market conditions, the industry in which Onity operates, and its business, the actions of governmental entities and regulators, developments in litigation matters, and other risks and uncertainties detailed in Onity’s reports and filings with the SEC, including its annual report on Form 10-K for the year ended December 31, 2024. Anyone wishing to understand Onity Group Inc.’s business should review its SEC filings. Onity’s forward-looking statements speak only as of the date they are made and Onity disclaims any obligation to update or revise forward-looking statements whether as a result of new information, future events or otherwise.

For Further Information Contact:

Investors:

Valerie Haertel, VP, Investor Relations

(561) 570-2969

shareholderrelations@onitygroup.com

Media:

Dico Akseraylian, SVP, Corporate Communications

(856) 917-0066

mediarelations@onitygroup.com

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